Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated July 31, 2008 (November 19, 2008 as to Note 20), relating to the consolidated financial statements of Microsoft Corporation and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of new accounting standards) appearing in the Current Report on Form 8-K filed on November 20, 2008, and our report dated July 31, 2008 related to the effectiveness of the Company’s internal control over financial reporting appearing in the Annual Report on Form 10-K of the Company for the year ended June 30, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Seattle, Washington

November 19, 2008